Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is executed by the parties on the date set forth on the signature page hereto and shall be effective as of October 23, 2019 (the “Effective Date”), by and between Imricor Medical Systems, Inc. (the “Company”), and Gregg Stenzel (“Employee”).

WHEREAS, the Company wishes to employ Employee as its VP Operations and Employee wishes to accept such employment with the Company effective as of the Effective Date; and

WHEREAS, the parties mutually desire to enter into this Agreement setting forth the terms and conditions of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and consideration contained herein, the receipt and adequacy of which the parties expressly acknowledge, the parties hereto agree as follows:

1.    Position Title and Responsibilities. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ Employee as its VP Operations, and Employee accepts such employment. Employee will report to the Company’s Chief Executive Officer. During the term of her or his employment, Employee agrees to devote her or his full working time exclusively to the Company’s business and not to provide services to any other person or entity, except with the Company’s express written consent, which may be withheld by the Company for any reason. Employee acknowledges and agrees that effective performance of her or his duties requires the highest level of integrity in all aspects of her or his employment with the Company. Therefore, Employee agrees, at all times, to perform all duties and assignments diligently, faithfully and to the best of her or his abilities. Employee further agrees to act, at all times, in compliance with Company policies and rules and in the best interests of the Company.

2.    Compensation and Benefits.

(a)    The Company will pay Employee for all services to be rendered by her or his hereunder an annual salary at the base rate of $220,000 per annum, payable in accordance with customary payroll practices for other salaried employees of the Company.

(b)    Following each calendar year of employment, Employee shall be eligible to receive an additional bonus (an “Annual Milestone Bonus”) based on Employee’s and/or the Company’s attainment of financial, clinical development, commercialization and/or business milestones to be established annually by the Nomination and Remuneration Committee of the Board and approved by the Board of Directors. Except as otherwise provided herein, Employee does not have to remain employed by the Company through and on an Annual Milestone Bonus payment date in order to be eligible to receive the Annual Milestone Bonus payment payable on such date, unless Employee’s employment was terminated by the Company for Cause, as defined herein, prior to the payment of the applicable Annual Milestone Bonus. Any Annual Milestone Bonus payable to Employee shall be less such amounts as are required to be withheld by law.

(c)    Employee will be eligible for annual base pay adjustments, bonuses, and/or stock-based award as approved by the Company’s Board of Directors. The Company does not guarantee the adoption or continuation of any particular compensation program or benefit during Employee’s employment and retains at all times the sole discretion to modify or discontinue its compensation programs and benefits, including as applicable to Employee. Nothing herein contained shall obligate the Company to pay any bonus or grant any pay increase or stock-based award to Employee, it being understood that any such increase, bonus or stock-based award shall be in the sole discretion of the Company and that the amount thereof, if any, may vary depending on actual performance of the Company and Employee as determined in the sole discretion of the Company. Employee acknowledges that she or he must be in compliance with her or his obligations under this Agreement and actively employed with the Company at the time of payment of any bonus in order to be eligible to receive any annual bonus compensation.

(d)    Employee shall be entitled to participate in, and receive benefits under, any retirement, insurance, hospitalization, medical, disability, or other employee benefit plan, program or policy of the Company which may be in effect during the course of her or his employment by the Company and which shall be generally available to similarly situated employees, subject to the terms of such plans, programs or policies including all eligibility requirements thereof. Notwithstanding the foregoing, the Company may, in its discretion, at any time and from time to time, change or revoke any of its employee benefit plans, programs or policies and Employee shall not be deemed, by virtue of this Agreement, to have any vested interest or right to participate in any such plans, programs or policies.

(e)    Employee shall be entitled to 30 days paid time off in accordance with Company policy, to be scheduled as appropriate to her or his duties and responsibilities.

(f)    Employee shall be entitled to reimbursement by the Company, in accordance with the Company’s policies then applicable to executives at Employee’s level, against appropriate vouchers or other receipts for authorized business expenses reasonably incurred by her or his in the performance of her or his duties hereunder.

(g)    All payments required to be made by the Company under this Section 2 to Employee shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

3.    Termination.

(a)    The Company may at any time during the term of this Agreement, by written notice, terminate the employment of Employee for cause, the cause to be specified in the notice. For purposes of this Agreement, “cause” shall mean (i) any willful misconduct by Employee in connection with the performance of any of her or his duties hereunder, including without limitation misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any willful, intentional or grossly negligent act having the effect of injuring the reputation, business, business relationships or finances of the Company; (ii) willful failure, neglect or refusal to perform Employee’s duties hereunder; (iii) breach of any material covenant or agreement contained in this Agreement or the “Confidentiality, Invention Assignment and Non-Competition Agreement” dated as of May 7, 2007 (“Confidentiality Agreement”) between the Company and Employee; or (iv) conviction (or nolo contendere plea) in connection with a felony. Termination for cause shall be effective upon the giving of such notice and Employee shall be entitled to receive only (A) any earned and unpaid salary accrued through the date of termination and (B) subject to the terms thereof, any benefits which may be vested and due to Employee on such date under the provisions of any employee benefit plan, program or policy.

(b)    The Company may at any time during the term of this Agreement terminate the employment of Employee without cause, for any reason or for no reason. If the Company or its successor terminates Employee’s employment pursuant to this Section 3(b), and Employee signs a general release of claims with respect to the Company or its successor and related parties (the “Release”) and such Release becomes effective within 60 days of such employment termination, Employee shall be entitled to the following benefits: (i) an amount equal to six (6) months of her or his then current base salary which shall be payable over a period of six (6) months in accordance with the Company’s normal payroll schedule beginning on the first payroll date following her or his execution of the Release and the expiration of any applicable rescission periods; and (ii) assuming Employee properly elects such coverage, the Company shall reimburse Employee on a monthly basis for the monthly premium under COBRA (or similar coverage under applicable state law) for Employee and her or his dependents (such premium to be the same amount the Company pays for other active employees with similar coverage) until the earlier of (x) six (6) months following termination of employment and (y) the date when Employee is eligible to receive substantially equivalent health insurance coverage under the group plan of another employer.

(c)    Employee may terminate her or his employment upon 30 days written notice of resignation to the Company. Following the receipt of such notice, the Company may waive all or a portion of the 30 days’ notice requirement and fix an earlier date for termination of employment. In the event of such termination, Employee shall be entitled to receive only (i) any earned and unpaid salary accrued through the date of termination and (ii) subject to the terms thereof, any benefits which may be vested and due to Employee on such date under the provisions of any employee benefit plan, program or policy.

(d)    This Agreement shall terminate immediately upon Employee’s death or upon a finding by the Company, in its sole discretion and subject to applicable law, that Employee is unable to carry out her or his essential job functions to any substantial degree, with or without reasonable accommodation, as a result of any physical or mental condition. In either such event, Employee or Employee’s estate shall be paid annual base salary and all vested employee benefits through the date of termination, subject to all required withholdings, deductions and tax reporting requirements. Otherwise, the Company shall have no further obligation to Employee or her or his estate. Notwithstanding the foregoing, any stock-based award will be subject to the terms and conditions of any plan relating thereto.

(e)    Except as set forth in the applicable subsection of this Section 3, Employee shall not be entitled to any payments or benefits from the Company, whether salary, severance, any type of bonus, including any pro rata portion thereof, or otherwise, following termination of her or his employment.

4.    Proprietary Information, Non-competition, Non-solicitation, and Assignment of Inventions. In consideration for the personal and economic benefits provided to Employee under this Agreement, and as a material condition of the Company’s obligations under this Agreement, including, but not limited to, severance provided in Section 3(b), Employee agrees that (i) the terms of the Confidentiality Agreement are enforceable against her or his as an employee of the Company and (ii) the Confidentiality Agreement remains in full force and effect in accordance with its terms. Employee acknowledges that her or his obligations under this Agreement and the Confidentiality Agreement are in addition to any obligations she or he has under any federal, state or other law, including but not limited to laws protecting confidential information and/or trade secrets.

5.    No Contrary Obligations. Employee represents and warrants that she or he is not subject to any agreement with any prior employer or otherwise that would prevent her or his from performing all of her or his duties and responsibilities under this Agreement fully and without restriction. Employee further represents and warrants that she or he does not have in her or his possession or control any confidential or proprietary information or trade secrets belonging to any prior employer or any other person that relates in any way to the Company’s business. Employee understands and agrees that she or he shall not use or disclose in her or his employment with the Company any confidential or proprietary information or trade secrets belonging to any prior employer or any other person.

6.    Company Property. In the event of termination of Employee’s employment with the Company, for any reason, Employee agrees to return to the Company all documents or data (whether in hard-copy or electronic form), materials, computer software, supplies, calling or credit cards, keys, passes, and any other property of the Company or that was used in the course of Employee’s employment with the Company, including but not limited to all documents and materials containing confidential or proprietary information or trade secrets. The return of such items shall be made at or before the time of termination, or if that is not possible, as soon thereafter as is possible. In addition, Employee agrees at or before the time of termination, to provide to the Company all password and similar information which will be necessary or useful for the Company to access materials on which Employee worked or to otherwise continue in its business. Upon her or his fulfillment of the obligations set forth in this section, Employee shall execute an affidavit attesting to her or his compliance with this provision.

7.    Survival. Employee’s obligations under Sections 3(b), 4, 6, 8 and 12 of this Agreement shall continue during the course of her or his employment by the Company, shall survive the cessation of her or his employment, and shall continue indefinitely thereafter, unless explicitly stated otherwise herein. Employee’s continuing obligations shall operate regardless of the circumstances of, or reasons for, the cessation of Employee’s employment.

8.    Equitable Remedies. Employee acknowledges that the Company will suffer irreparable damage if any provisions of this Agreement or the Confidentiality Agreement are not performed strictly in accordance with their terms or are otherwise breached, for which money damages could not adequately compensate the Company. Employee hereby expressly agrees that the Company shall be entitled as a matter of right to injunctive or other equitable relief, whether temporary, emergency, preliminary, prospective, or permanent, in addition to all other remedies permitted by law, to prevent a breach or violation by her or his and to secure enforcement of the provisions of this Agreement or the Confidentiality Agreement. Employee therefore consents to the issuance of injunctive relief, without the necessity of the Company posting a bond. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the Company may have.

9.    Entire Agreement; No Modification. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto and there are no other terms other than those contained herein. No variation or modification to the Agreement shall be deemed valid unless in writing and signed by the parties hereto and no discharge of the terms hereof shall be deemed valid unless by full performance of the parties hereto or by a writing signed by the parties hereto.

10.    No Waiver. No waiver by the Company of any breach by Employee of any provision or condition of this Agreement by her or his to be performed shall be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

11.    Severability. The parties acknowledge that the terms of this Agreement, including the terms of the Confidentiality Agreement, are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties agree that each provision of this Agreement will be treated as a separate and independent clause. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the terms, provisions, covenants, and restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with then applicable law. The Company and Employee expressly stipulate that this Agreement is to be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

12.    Compliance with Section 409A. It is the parties’ intention that severance payments under this Agreement will be exempt from the requirements of Section 409A of the Internal Revenue Code, and guidance issued thereunder (“Section 409A”) because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and this Agreement shall be construed and administered in a manner consistent with such intent. For purposes of Section 409A, each payment under this Agreement will be treated as a separate payment. To the extent the payments under this Agreement are subject to Section 409A, the Agreement shall be interpreted in a manner that complies with section 409A and guidance under section 409A (collectively “Section 409A”). For example, payments on account of a termination of employment may only be made upon a “separation from service” as defined under Section 409A. In addition, if at the time of such termination of employment Employee is a “specified” employee under Section 409A, then any payment or payments of deferred compensation shall not be made or commenced until the first day following the earlier of (x) the expiration of the six (6)-month period measured from the date of the “separation from service”; or (y) the date of death following such separation from service.

13.    Successors and Assigns. This Agreement is a personal contract calling for the provision of unique services by Employee, and Employee’s rights and obligations hereunder may not be sold, transferred, assigned, or pledged by Employee. In the event of any attempted assignment or transfer of rights hereunder by Employee contrary to the provisions hereof, the Company shall have no further liability for payments hereunder. This Agreement may be assigned, in whole or in part, by the Company to its successors and assigns, and Employee shall remain bound to fulfill Employee’s obligations hereunder.

14.    Choice of Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota, excluding its choice of law rules. Employee hereby consents to personal jurisdiction in the state and federal courts of Minnesota for any lawsuit filed there against her or his by the Company or its successors or assigns arising from or related to this Agreement.

15.    No Presumptions. Each party acknowledges that such party has participated, with, at its option, the advice of counsel, in the preparation of this Agreement. The language of all provisions of this Agreement shall in all cases be construed as a whole, extending to it its fair meaning, and not strictly for or against either of the parties. The parties agree that they have jointly prepared and approved the language of the provisions of this Agreement and that should any dispute arise concerning the interpretation of any provision hereof, neither party shall be deemed the drafter nor shall any such language be presumptively construed in favor of or against either party.

16.    Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

17.    Counterparts. This Agreement may be executed in several counterparts (and delivered by facsimile, “pdf” or other electronic means) and all so executed shall constitute one and the same agreement binding upon all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

IMRICOR MEDICAL SYSTEMS, INC.		EMPLOYEE:

By:	/s/ Steve Wedan	/s/ Gregg Stenzel
Name: Steve Wedan		Name: Gregg Stenzel
Its: Chief Executive Officer

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